UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

March 8, 2017

Date of Report

(Date of earliest event reported)

AIR LEASE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35121	27-1840403
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Avenue of the Stars, Suite 1000N Los Angeles, California		90067
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (310) 553-0555

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 8, 2017, Air Lease Corporation (the “Company”) consummated a public offering of $500,000,000 aggregate principal amount of its 3.625% Senior Notes due 2027 (the “Notes”). The Notes were offered pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-207308) (the “Registration Statement”) filed with the Securities and Exchange Commission on October 6, 2015, as supplemented by the prospectus supplement, dated March 1, 2017.

The Company intends to use the net proceeds from the Notes offering, which are approximately $487.1 million, after deducting the underwriting discount and estimated offering expenses payable by the Company, for general corporate purposes, which may include, among other things, the purchase of commercial aircraft and the repayment of existing indebtedness. Affiliates of the underwriters in the Notes offering may receive a portion of the net proceeds to the extent the Company uses any net proceeds to repay indebtedness under which certain of such underwriters or their affiliates are lenders. Pending any specific application, the Company may temporarily invest the net proceeds in short-term investments, including marketable securities.

The Notes are governed by an Indenture, dated as of October 11, 2012 (the “Base Indenture”), as amended and supplemented by a Twelfth Supplemental Indenture, dated as of March 8, 2017 (the “Twelfth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and Deutsche Bank Trust Company Americas, as trustee.

The Notes will mature on April 1, 2027 and will bear interest at a rate of 3.625% per annum, payable semi-annually in arrears on April 1 and October 1 of each year, beginning on October 1, 2017. The Company may redeem all or part of the Notes, at its option, at any time and from time to time (i) prior to January 1, 2027 at a purchase price equal to 100% of the aggregate principal amount of the Notes plus an applicable premium (as defined in the Twelfth Supplemental Indenture) and accrued and unpaid interest, if any, to the redemption date or (ii) on or after January 1, 2027 at a purchase price equal to 100% of the aggregate principal amount of the Notes plus accrued and unpaid interest, if any, to the redemption date. If a change of control repurchase event (as defined in the Twelfth Supplemental Indenture) occurs, the holders of the Notes may require the Company to purchase all or a portion of their Notes at a purchase price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to the purchase date.

The Notes are senior unsecured obligations of the Company and will rank equal in right of payment with any existing and future senior indebtedness of the Company, without giving effect to collateral arrangements. The Notes will be effectively subordinated to all secured indebtedness of the Company to the extent of the value of the pledged assets and will be structurally subordinated to all indebtedness and other liabilities of any subsidiary of the Company. The Notes will be senior in right of payment to any existing and future obligations of the Company that are expressly subordinated or junior in right of payment to the Notes pursuant to a written agreement.

The Indenture governing the Notes contains customary covenants that, among other things, restrict the ability of the Company and its subsidiaries to incur liens on assets and the ability of the Company to consolidate, merge, sell or otherwise dispose of all or substantially all of its assets. These covenants are subject to a number of important limitations and exceptions under the Indenture. The Indenture also provides for customary events of default with respect to the Notes, including the failure to pay scheduled principal and interest payments on the Notes, the failure to comply with covenants specified in the Indenture, the acceleration of certain other indebtedness resulting from an event of default under the agreement governing that indebtedness or non-payment of that indebtedness, and certain events of insolvency. If any event of default occurs and is continuing, the principal of, and any accrued and unpaid interest on, the Notes may become due and payable.

The foregoing description of the Base Indenture, the Twelfth Supplemental Indenture and the Notes is not complete and is qualified in its entirety by reference to (i) the complete text of the Base Indenture filed as Exhibit 4.4 to the Company’s Registration Statement on Form S-3 (File No. 333-184382) filed with the Securities and Exchange Commission on October 11, 2012 and incorporated by reference herein and (ii) the complete text of the Twelfth Supplemental Indenture, which includes a form of the Note, filed as Exhibit 4.2 hereto and incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation.

The information contained under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
4.1	Indenture, dated as of October 11, 2012, between Air Lease Corporation and Deutsche Bank Trust Company Americas, as trustee (filed as Exhibit 4.4 to Air Lease Corporation’s Registration Statement on Form S-3 (File No. 333-184382) filed with the Securities and Exchange Commission on October 11, 2012).

4.2	Twelfth Supplemental Indenture, dated as of March 8, 2017, between Air Lease Corporation and Deutsche Bank Trust Company Americas, as trustee.

4.3	Form of Note (included in Exhibit 4.2).

5.1	Opinion of O’Melveny & Myers LLP, dated March 8, 2017.

23.1	Consent of O’Melveny & Myers LLP (included in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIR LEASE CORPORATION

Date: March 8, 2017

	By:	/s/ Gregory B. Willis
	Name:	Gregory B. Willis
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
4.1	Indenture, dated as of October 11, 2012, between Air Lease Corporation and Deutsche Bank Trust Company Americas, as trustee (filed as Exhibit 4.4 to Air Lease Corporation’s Registration Statement on Form S-3 (File No. 333-184382) filed with the Securities and Exchange Commission on October 11, 2012).

4.2	Twelfth Supplemental Indenture, dated as of March 8, 2017, between Air Lease Corporation and Deutsche Bank Trust Company Americas, as trustee.

4.3	Form of Note (included in Exhibit 4.2).

5.1	Opinion of O’Melveny & Myers LLP, dated March 8, 2017.

23.1	Consent of O’Melveny & Myers LLP (included in Exhibit 5.1).